Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES SECOND QUARTER 2010 EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, reported 2010 second quarter earnings of $1,185,000, an increase of $124,000 or 11.7% over the previous year. Net interest income of $4,107,000 was 4.7% greater than that reported for the second quarter of 2009, and noninterest income for the quarter was $1,093,000, an increase of $62,000 or 6.0% greater than one year earlier. Noninterest expense was $3,259,000, a decline of $26,000 from that of the same period last year as cost containment efforts and reduced FDIC deposit premiums took effect.

Year to date net income for 2010 was $2,287,000 or 7.0% greater than the income earned for the first half of 2009. Net interest income as of June 30, 2010 of $8,074,000 increased $170,000 or 2.2% compared to that of the same period in 2009. Dimeco’s Board of Directors declared a dividend of $.36 per share for the second quarter, producing a handsome yield of 3.79% at the current market price.

The Company continued to grow, with total assets of $560,261,000 at June 30, 2010, an increase of $67,990,000 or 13.8% from one year earlier. During the period deposits grew by $68,977,000 or 17.5%, and loans expanded by $16,723,000 or 4.3%, over the same timeframe in 2009.

Gary C. Beilman, president and chief executive officer of The Dime Bank, commented, “In this economy we continue to work closely with depositors and borrowers alike. These efforts include finding the right deposit products for customers as well as providing guidance and counseling to our borrowers. Working closely with customers on both sides of the balance sheet will ultimately benefit all concerned”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne County and Pike County in Pennsylvania and Sullivan County in New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and trust and investment services. For more information on The Dime Bank, visit www.thedimebank.com.

Source: Dimeco, Inc. July 21, 2010/ Contact: Deborah L. Unflat

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)	For the three months ended June 30,		For the six months ended June 30,
	2010	2009	2010	2009
Interest Income
Interest and fees on loans	$5,450	$5,617	$10,931	$11,196
Investment securities:
Taxable	376	280	672	651
Exempt from federal income tax	258	236	514	451
Other	24	2	36	3

Total interest income	6,108	6,135	12,153	12,301

Interest Expense
Deposits	1,707	1,876	3,503	3,806
Short-term borrowings	51	13	76	70
Other borrowed funds	243	323	500	521

Total interest expense	2,001	2,212	4,079	4,397

Net Interest Income	4,107	3,923	8,074	7,904

Provision for loan losses	330	272	580	640

Net Interest Income After Provision for Loan Losses	3,777	3,651	7,494	7,264

Noninterest Income
Service charges on deposit accounts	349	359	692	730
Mortgage loans held for sale gains, net	45	188	95	342
Investment securities losses	(6)	—	(6)	(27)
Brokerage commissions	253	173	391	242
Earnings on bank-owned life insurance	104	100	210	199
Other income	348	211	672	444

Total noninterest income	1,093	1,031	2,054	1,930

Noninterest Expense
Salaries and employee benefits	1,720	1,585	3,394	3,177
Occupancy expense, net	272	260	577	566
Furniture and equipment expense	121	139	239	297
Professional fees	201	170	353	313
Data processing expense	168	191	355	307
FDIC insurance	184	390	361	527
Other expense	593	550	1,180	1,149

Total noninterest expense	3,259	3,285	6,459	6,336

Income before income taxes	1,611	1,397	3,089	2,858
Income taxes	426	336	802	720

NET INCOME	$1,185	$1,061	$2,287	$2,138

Earnings per Share - basic	$0.74	$0.68	$1.44	$1.37

Earnings per Share - diluted	$0.74	$0.67	$1.44	$1.35

Average shares outstanding - basic	1,596,768	1,558,028	1,585,996	1,558,298
Average shares outstanding - diluted	1,598,818	1,579,644	1,586,468	1,579,486

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands)
June 30,	2010	2009
Assets
Cash and due from banks	$6,519	$7,756
Interest-bearing deposits in other banks	14,785	3,700
Federal funds sold	—	3,000

Total cash and cash equivalents	21,304	14,456

Mortgage loans held for sale	—	1,329
Investment securities available for sale	103,851	60,088

Loans (net of unearned income of $53 and $174)	407,790	391,067
Less allowance for loan losses	6,635	5,902

Net loans	401,155	385,165

Premises and equipment	10,637	11,185
Accrued interest receivable	1,909	1,739
Bank-owned life insurance	9,359	8,990
Other assets	12,046	9,319

TOTAL ASSETS	$560,261	$492,271

Liabilities
Deposits :
Noninterest-bearing	$47,479	$44,885
Interest-bearing	415,328	348,945

Total deposits	462,807	393,830

Short-term borrowings	22,850	20,960
Other borrowed funds	21,487	28,297
Accrued interest payable	960	952
Other liabilities	2,906	2,699

TOTAL LIABILITIES	511,010	446,738

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized;
1,650,868 and 1,612,128 shares issued	825	806
Capital surplus	6,134	5,520
Retained earnings	43,455	41,176
Accumulated other comprehensive income	904	98
Treasury stock, at cost (54,100 shares)	(2,067)	(2,067)

TOTAL STOCKHOLDERS’ EQUITY	49,251	45,533

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$560,261	$492,271

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

DIMECO, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS	(unaudited	)

(amounts in thousands, except per share)	2010		2009		% Increase (decrease)
Performance for the six months ended June 30,
Interest income	$12,153		$12,301		-1.2%
Interest expense	$4,079		$4,397		-7.2%
Net interest income	$8,074		$7,904		2.2%
Net income	$2,287		$2,138		7.0%

Shareholders’ Value (per share)
Net income - basic	$1.44		$1.37		5.1%
Net income - diluted	$1.44		$1.35		6.7%
Dividends	$0.72		$0.72		0.0%
Book value	$30.84		$29.22		5.5%
Market value	$38.00		$36.30		4.7%
Market value/book value ratio	123.2%		124.2%		-0.8%
* Price/earnings multiple	13.2	X	13.3	X	-0.8%
* Dividend yield	3.79%		3.97%		-4.5%

Financial Ratios
* Return on average assets	0.83%		0.90%		-7.8%
* Return on average equity	9.44%		9.43%		0.1%
Shareholders’ equity/asset ratio	8.79%		9.25%		-5.0%
Dividend payout ratio	50.00%		52.55%		-4.9%
Nonperforming assets/total assets	2.94%		2.48%		18.5%
Allowance for loan loss as a % of loans	1.63%		1.51%		7.9%
Net charge-offs/average loans	0.05%		0.04%		25.0%
Allowance for loan loss/nonaccrual loans	57.5%		75.5%		-23.8%
Allowance for loan loss/non-performing loans	43.3%		57.8%		-25.1%

Financial Position at June 30,
Assets	$560,261		$492,271		13.8%
Loans, net of unearned	$407,790		$391,067		4.3%
Deposits	$462,807		$393,830		17.5%
Stockholders’ equity	$49,251		$45,533		8.2%

*	annualized

July 2010

Dear Shareholder:

It is my pleasure to present the report of Dimeco, Inc. for the second quarter of 2010. Net income for the six months ended June 30, 2010 is up 7% over that of the same period last year. The success of these profitable operations continued to be shared with you, as the enclosed dividend was maintained at $.36 per share, producing a handsome yield of 3.79% at the current market price. In addition to increased profitability, we have experienced significant growth in all areas. When compared to a year earlier, deposits are up over 17%, loans have expanded by more than 4%, and our total assets, which are now at $560 million, have increased by almost 14%. Another accolade for your company came in the June 2010 issue of US Banker magazine where Dimeco was recognized as one of the top 200 community banks and thrifts in the United States, coming in at number 23!

The financial performance of your company is affected by local economic conditions and to a lesser extent the national economy. We realize that many local businesses and individuals continue to struggle. An improvement in our marketplace will come about when tourism, construction, and real estate activities increase and unemployment correspondingly decreases. Until this much anticipated shift takes place, we will continue to work closely with depositors and borrowers alike. These efforts include finding the right deposit products for customers as well as providing guidance and counseling for borrowers.

Most forecasts indicate a continuation of this low interest rate environment into the foreseeable future. As such, our asset/liability management efforts are concentrated on improving interest spread, the main component of our income. Additionally we continue our efforts with loan collections. Diminished work activities and cash flows have negatively impacted some of our borrowers and our staff is vigilantly pursuing those issues to bring delinquencies to an acceptable level. Working closely with customers on both sides of the balance sheet will ultimately benefit all concerned.

We thank you for your investment and your continued loyalty. We also encourage you to refer us to others for banking, trust, and investment services. As always, your questions and comments are welcome.

Sincerely,

Gary C. Beilman

President and Chief Executive Officer